Exhibit 10.2

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Alison Bauerlein (“Employee”) and Inogen, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee has been employed at-will by the Company pursuant to that certain Amended and Restated Employment Agreement dated October 1, 2013 (the “Employment Agreement”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company dated January 27, 2017 (the “Confidentiality Agreement”);

WHEREAS, Employee signed an Indemnification Agreement with the Company dated October 11, 2013 (the “Indemnification Agreement”);

WHEREAS, Employee previously was granted awards of stock options, restricted stock, restricted stock units, performance restricted stock, and performance stock units in each case, that are outstanding as of the date hereof (each, an “Equity Award”) subject to the terms and conditions of the applicable Company equity plan under which the Equity Award was granted and an award agreement memorializing the Equity Award (the plan and award agreement together, the “Stock Agreements”);

WHEREAS, the Parties have determined that Employee’s employment with the Company will end no later than April 1, 2022 (Employee’s actual last day of employment, whether April 1, 2022 or earlier, is referred to herein as the “Separation Date”);

WHEREAS, the Parties wish for Employee to resign from positions and offices currently held as an officer of the Company and all of its subsidiaries effective as of the date Employee’s successor as Chief Financial Officer commences employment with the Company (such date, the “Transition Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.  The Parties acknowledge and agree that the following consideration exceeds, is in lieu of, and fully replaces any severance under Section 8 of the Employment Agreement:

a.Employment Prior to Transition Date.  Prior to the Transition Date, Employee will continue in her current role as Executive Vice President, Finance, Chief Financial Officer and Treasurer, reporting to the Company’s Chief Executive Officer (“CEO”) under her current terms of employment, including continuing her current compensation and benefits in effect as of the Effective Date.

b.Transition Opportunity.  In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and subject to Section 3 below, Employee will have the opportunity to continue employment with the Company on a transitional basis from the Transition

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Date until, at the latest, April 1, 2022 (such period, the “Transition Period” and such opportunity, the “Transition Opportunity”).  During the Transition Period, Employee will provide transitional assistance to the Company, including by assisting the Company in developing a transition plan, executing such plan, being available to answer the Company’s questions and assisting with any and all other matters requested by the Company (the “Transition Duties”).  During the Transition Period, Employee will report to the CEO and perform her Transition Duties at the direction of the CEO and unless otherwise directed by the CEO, will not be required to report to the Company’s facilities to perform the Transition Duties.    During the Transition Period, Employee shall continue to receive Employee’s base salary as in effect immediately prior to the Effective Date hereof at the rate of $367,000 per year, less all applicable withholdings (the “Base Salary”), paid in accordance with the Company’s standard payroll practices and procedures, continue to receive employment benefits pursuant to the Company’s benefit plans as in effect, and vest in her Company Equity Awards in accordance with the Stock Agreements.  Employee will remain eligible for a discretionary annual performance bonus award corresponding to fiscal year 2021 (the “2021 Annual Bonus”), determined pursuant to the Company’s Management Incentive Plan (the “MIP”), as may be modified by the Company. Employee’s target 2021 Annual Bonus is 40% of the Base Salary (the “Bonus Target”). The 2021 Annual Bonus (if any) will be payable to Employee only upon achievement of all relevant targets and conditions following the annual audit for the 2021 fiscal year, and the same bonus achievement percentage that is applied to the 2021 bonus amounts under the MIP, if any, payable to the Company’s other senior executive officers will be applied for the calculation of Employee’s 2021 Annual Bonus (if any).  To the extent earned, the 2021 Annual Bonus will be paid at such time as annual bonuses are paid to senior executives of the Company, as discussed more fully in the MIP.  The eligibility for and payment of the 2021 Annual Bonus under the MIP is subject to the terms and conditions of the MIP (including continued employment with the Company through the payment date, unless Employee terminates in a Qualifying Termination), which are at the discretion of the Company.  Except as provided in this paragraph, Employee will not receive any other bonuses or equity awards, including for the Company’s fiscal year 2022.

c.Severance Benefits.  If and only if (x) Employee executes this Agreement and the Supplemental Release attached hereto as Exhibit A, (y) both agreements become effective and irrevocable, and (z) Employee fulfills all of the terms and conditions of this Agreement and the Supplemental Release, including, without limitation, complying with the covenants contained herein and the Confidentiality Agreement, then, following the Separation Date, and subject to Section 2 below, Employee will be entitled to the following (collectively, the “Severance Benefits”):

i.Salary Continuation.  The Company agrees to pay Employee a total of Three Hundred Sixty-Seven Thousand Dollars ($367,000.00), at the rate of Fourteen-Thousand One Hundred Fifteen Dollars and Thirty-Eight Cents ($14,115.38) per bi-weekly pay period, less applicable withholdings, for one (1) year beginning on the Company’s first regular payroll date that occurs at least ten (10) business days following the Supplemental Effective Date (as defined in the Supplemental Release).

ii.Transition Bonus.  Provided Employee satisfactorily performs the Transition Duties, as determined in the Company’s discretion, the Company agrees to pay Employee a cash lump sum of Sixty Thousand Dollars ($60,000), less applicable withholdings, which will be paid within thirty (30) days following the Supplemental Effective Date (as defined in the Supplemental Release).

iii.COBRA Reimbursement.  The Company shall reimburse Employee for the premium payments Employee makes for COBRA coverage in an amount equal to the Company-paid portion for such benefits as of immediately prior to the Separation Date for a period of up to the first eighteen (18) full calendar months following the Separation Date, or until Employee has secured health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”),

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within the time period prescribed pursuant to COBRA.  COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the Company-paid portion of the monthly COBRA premium to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Separation Date and continue for the period of months indicated in this paragraph.

iv.Post-Termination Exercise Period.  The post-termination exercise period of Equity Awards that are stock options that are outstanding and vested as of the date of Separation Date will be extended to a period of one (1) year following the Separation Date, or, if earlier, the maximum term of the stock option.

d.General.  Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.  Employee further acknowledges and agrees that Employee’s separation from the Company does not entitle Employee to any severance or other post-employment benefits beyond the consideration set forth herein (including, without limitation, any such severance or post-employment benefits described in the Employment Agreement).  Employee acknowledges that the Employment Agreement is fully replaced by and superseded by this Agreement, and therefore Employee waives any rights to severance or other post-employment benefits under the Employment Agreement.

2.Supplemental Release.  In exchange for the severance benefits as set forth in Section 1.c above, Employee agrees to execute, within the time period specified therein, a Supplemental Release Agreement in the form attached hereto as Exhibit A (the “Supplemental Release”), which will bridge the gap and cover the time period from the Effective Date of this Agreement through the Supplemental Effective Date (as defined in the Supplemental Release); provided, however, that the Company may modify the Supplemental Release pursuant to or otherwise as may be required by applicable law.  The Parties agree that changes to the Supplemental Release, whether material or immaterial, do not restart the running of any consideration period specified in the Supplemental Release.

If (a) Employee resigns from employment with the Company prior to April 1, 2022 without approval from the Company in writing that the Transition Duties have been satisfactorily completed, as determined by the Company (a “Premature Resignation”), (b) the Company terminates Employee’s employment with the Company for Cause (as defined in Section 1(e) of the Employment Agreement) prior to April 1, 2022 (a “Good Cause Termination”), or (c) Employee fails to timely execute the Supplemental Release, then such event shall be deemed to constitute a failure to comply with the material terms and conditions of this Agreement, and in such event, notwithstanding anything to the contrary herein or in the Supplemental Release, Employee shall not be entitled to the consideration in Section 1.c above except for a lump sum of One Thousand Dollars ($1,000) thereof, less applicable withholdings (the “Partial Payment”), which shall be paid within ten (10) business days following the later of the effectiveness of this Agreement or the Separation Date, and Employee acknowledges and agrees that the Partial Payment and the Transition Opportunity shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement.  In the event of a Premature Resignation or a Good Cause Termination, and provided Employee timely executes the Supplemental Release, Employee shall, in addition to the Partial Payment, receive a lump sum of Five Thousand Dollars ($5,000), less applicable withholdings, which shall be paid within ten (10) business days

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following the Supplemental Effective Date (as defined in the Supplemental Release). In the event the Company terminates Employee’s employment without Cause prior to April 1, 2022 (such termination, a “Qualifying Termination”) and provided Employee timely executes the Supplemental Release, Employee shall receive, in addition to the Severance Benefits and the 2021 Annual Bonus (if any), (x) continued payment of Employee’s base salary at the rate of Fourteen-Thousand One Hundred Fifteen Dollars and Thirty-Eight Cents ($14,115.38) per bi-weekly pay period, less applicable withholdings, for the period of time between the Separation Date and April 1, 2022 (such period, the “Early Termination Period”), (y) accelerated vesting as to the portion (if any) of each Equity Award that would have vested had Employee remained employed with the Company during the full Early Termination Period, and (z) the post-termination exercise period of Equity Awards that are stock options that are outstanding and vested as of the date of Separation Date will be extended for additional period of time equal to the Early Termination Period, provided that, in no case, will such stock options be exercisable after April 1, 2023 (or, if earlier, the maximum term).

3.At-Will Employment.  Employee acknowledges that unless terminated sooner, Employee’s employment with the Company will terminate on April 1, 2022.  Employee acknowledges and agrees that nothing in this Agreement is intended to alter the at-will nature of Employee’s employment with the Company.  Accordingly, Employee’s employment with the Company may be terminated at any time, with or without Cause or for any or no reason, at Employee’s option or at the option of the Company, with or without notice, whether on or before April 1, 2022.

4.Resignation as Officer.  Effective as of the Transition Date, Employee hereby resigns from all positions and offices currently held as an officer, and if applicable, a director of the Company and all of its subsidiaries.  Employee acknowledges that her resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Employee also agrees to execute any necessary documents or other forms necessary to effectuate or document her resignation as a matter of local, state, federal, or international law.  Effective as of the end of the Transition Period, Employee further understands and agrees that she will no longer serve in any positions with the Company or any subsidiary or affiliate of the Company, and hereby resigns from any and all such positions effective as of the end of the Transition Period.

5.Benefits; Equity Awards.  Employee’s health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA.  Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in Equity Awards, and the accrual of bonuses and paid time off, will cease as of the Separation Date.  Employee acknowledges that as of the Separation Date, (a) the then-unvested portion of the Equity Awards will cease vesting and be immediately forfeited pursuant to the Stock Agreements and (b) the then-vested, outstanding, and exercisable stock options that are Equity Awards shall remain exercisable for a limited period of time in accordance with the applicable Stock Agreements, except as provided in Section 1.c.

6.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

7.Release of Claims.  Employee agrees that the consideration in Section 1 hereof represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor

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corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company, the decision to terminate that relationship, and the termination of that relationship;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; and the National Labor Relations Act;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with the Supplemental Release, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.  Further, notwithstanding any of the foregoing, nothing in this Agreement

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releases any rights or claims Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or the California Fair Employment and Housing Act, but Employee acknowledges that Employee will release such claims upon executing the Supplemental Release.  In addition, this release does not extend to any rights of indemnification Employee may have pursuant to the Indemnification Agreement, pursuant to the Company’s certificate of incorporation and bylaws, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such Indemnification Agreement, certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable.

8.California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.Trade Secrets and Confidential Information/Nondisparagement/Company Property; Insider Trading Policy.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.  Employee acknowledges that the Company will not enforce any post-employment non-solicitation restrictions in Section 8 of the Confidentiality Agreement; provided, however, that Employee remains bound by all other continuing obligations under the Confidentiality Agreement. Subject to the Protected Activity provision below, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees that it will provide written instruction to the Company’s current executive officers and members of its Board of Directors (as of the Effective Date), and the Company’s current interim Chief Financial Officer to refrain from any disparagement, defamation, libel, or slander of Employee. Employee agrees to return, as of a date determined by the CEO, all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company.  Employee acknowledges and agrees to comply, at all times, with the terms of the Company’s insider trading policy.

Employee agrees and acknowledges that failure to abide with the covenants in the Confidentiality Agreement and this Agreement would be a basis for the Company to terminate Employee’s employment with the Company prior to the anticipated Separation Date and would result in the Company not being obligated to pay or provide the severance benefits set forth in Section 1.c.

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11.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or the Supplemental Release (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver under the ADEA in the Supplemental Release) or of any provision of the Confidentiality Agreement (except for Section 8 thereof as to post-employment activities), shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to Section 1.c of this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Confidentiality Agreement.

12.No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

13.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Supplemental Release.

14.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement or the Supplemental Release.  Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

15.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16.Protected Activity Not Prohibited.  Employee understands that nothing in this Agreement or in the Supplemental Release shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement and the Supplemental Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute

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Company confidential information to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits Employee from discussing the terms, wages, and working conditions of Employee’s employment. Finally, nothing in this Agreement or in the Supplemental Release constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act, and nothing in this Agreement, the Supplemental Release, or in the Confidentiality Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

17.No Representations.  Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.Section 409A.  It is intended that this Agreement and the Supplemental Release comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

19.Severability.  In the event that any provision or any portion of any provision of this Agreement, the Supplemental Release, or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Supplemental Release shall continue in full force and effect without said provision or portion of provision.

20.Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Supplemental Release, in the event that either Party brings an action to enforce or effect its rights under this Agreement or the Supplemental Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

21.Entire Agreement.  This Agreement, together with the Supplemental Release, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and the Supplemental Release and Employee’s employment with and separation from the Company

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and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Supplemental Release and Employee’s relationship with the Company (including, for example, the Employment Agreement), but with the exception of the Confidentiality Agreement (not including Section 8 thereof, which will not be enforced as to post-employment activities), the Indemnification Agreement, and the Stock Agreements.

22.No Oral Modification.  This Agreement and the Supplemental Release may only be amended in a writing signed by Employee and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).

23.Governing Law.  This Agreement and the Supplemental Release shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California.

24.Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee and received by the Company on or before December 11, 2021.  This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

25.Counterparts.  This Agreement and the Supplemental Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[The remainder of this page is intentionally left blank; signature page follows]

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27.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)	Employee has read this Agreement;
(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)	Employee is fully aware of the legal and binding effect of this Agreement; and
(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ALISON BAUERLEIN, an individual
Dated:	12/10/2021	/s/ Alison Bauerlein
Alison Bauerlein

Inogen, Inc.
Dated:	12/10/2021	By:	/s/ Nabil Shabshab
Nabil Shabshab
Chief Executive Officer and President

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Alison Bauerlein (“Employee”) and Inogen, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

1.Consideration; Acknowledgment of Receipt of All Compensation.  In consideration for the severance payments and benefits in Section 1.c of the Transition Agreement and Release to which this Supplemental Release was attached as an exhibit (the “Transition Agreement”), Employee hereby extends Employee’s release and waiver of claims in Section 7 of the Transition Agreement to any claims that may have arisen between the date Employee signed the Transition Agreement and the date Employee signs this Supplemental Release, as well as any claims under the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the Age Discrimination in Employment Act of 1967, and the Older Workers Benefit Protection Act, in each case arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Supplemental Release.  Employee agrees that Employee will not file any legal action asserting any such claims released herein.  Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Employee acknowledges and represents that, other than the consideration set forth in Section 1.c of the Transition Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Supplemental Release.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Supplemental Release; (b) Employee has twenty-one (21) days within which to consider this Supplemental Release; (c) Employee has seven (7) days following Employee’s execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release or the Transition Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Supplemental Release and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly, freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release.  Employee acknowledges and understands that any revocation of this Supplemental Release must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Supplemental Effective Date.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

3.Incorporation of Terms of Transition Agreement.  The Parties further acknowledge that the terms of the Transition Agreement shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

4.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

5.Return of Property.  Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company (whether physical, electronic, or otherwise), including but not limited to any computer, laptop, tablet, mobile phone, or other device; remote access device; security badge or other access device or mechanism; hard drive, thumb drive, or other storage device; garage pass; or any other hardware, software, or other item of Company property, as well as all passwords to any software or other programs or data that Employee used in performing services for the Company; and Employee further certifies that Employee has searched all of Employee’s physical and electronic property for such property and information and that Employee has not retained, and has returned to the Company, any such property or information (including any electronic or archival copies that may be incidentally retained).

6.Cooperation with Company.  Employee agrees to provide reasonable cooperation and assistance to the Company in the transition of Employee’s role and in the resolution of any matters in which Employee was involved during the course of Employee’s employment, or about which Employee has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees.  Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company.  Employee agrees to keep the Company’s Human Resource department apprised of Employee’s current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 6.  The Company will reimburse Employee for reasonable expenses incurred in connection with such cooperation under this Section 6, provided such expenses have been pre-approved by the Company and are submitted in accordance with any Company expense reimbursement policy, as may be in effect at the time.  Employee understands and agrees that Employee is not otherwise entitled to any additional compensation for such cooperation, beyond the payments and consideration provided under Section 1.c of the Transition Agreement.  Employee understands and agrees that this Section 6 requires Employee’s cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and Employee is expected at all times to provide truthful testimony and responses in connection with any matter.

7.No Cooperation.  Such to the Protected Activity provisions in the Transition Agreement, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

8.Nondisparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. The Company agrees that it will provide written instruction (or, as applicable, a reminder of the prior instruction provided in connection with the Transition Agreement) to the Company’s current executive officers and members of its Board of Directors (as of the Supplemental Effective Date) and the Company’s Interim Chief Financial Officer (if applicable) to refrain from any disparagement, defamation, libel, or slander of Employee. Nothing in this Supplemental Release prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

9.ARBITRATION.  EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THE TRANSITION AGREEMENT OR THIS SUPPLEMENTAL RELEASE, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1, ET SEQ.) (THE “FAA”).  THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA.  EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY.  ANY ARBITRATION WILL OCCUR IN SANTA BARBARA COUNTY, CALIFORNIA, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS “ARBITRATION” SECTION.  THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS “ARBITRATION” SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THE TRANSITION AGREEMENT, THIS SUPPLEMENTAL RELEASE, AND THE AGREEMENTS INCORPORATED THEREIN AND HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION

AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

10.Supplemental Release Effective Date. Employee understands that this Supplemental Release shall be null and void (i) if executed by Employee before the Separation Date (as defined in the Transition Agreement), (ii) if executed by Employee before the Transition Agreement becomes effective, or (iii) if not executed by Employee within twenty-one (21) days following the Separation Date (as defined in the Transition Agreement).  This Supplemental Release will become effective on the eighth (8th) day after Employee signed this Supplemental Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Supplemental Effective Date”).  The Company will provide Employee with the consideration provided by Section 1.c of the Transition Agreement in accordance with the terms of that agreement.

11.No Admission of Liability.  Employee understands and acknowledges that this Supplemental Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company, either previously or in connection with this Supplemental Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

12.Authority.  The Company each represent and warrant that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Supplemental Release.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Supplemental Release.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against any of the Releasees.  Employee acknowledges that:

(a)Employee has read this Supplemental Release;

(b)

Employee (i) has until twenty-one (21) days from Separation Date (as defined in the Transition Agreement) to sign this Supplemental Release, and (ii) Employee cannot sign this Supplemental Release before the Separation Date (as defined in the Transition Agreement);

(c)	Employee has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(d)	Employee understands the terms and consequences of this Supplemental Release and of the releases it contains;
(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Supplemental Release or in the Transition Agreement; and

(f)	Employee is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

ALISON BAUERLEIN, an individual
Dated:
Alison Bauerlein

Inogen, Inc.
Dated:	By:
Nabil Shabshab
Chief Executive Officer and President